Exhibit 99.1

PRIMERICA REPORTS FIRST QUARTER 2019 RESULTS

Life insurance licensed representatives increase 2% to 129,821

Term Life net premiums grow 10%; adjusted direct premiums grow 11%

Investment and Savings Products ending client asset values grow 5%

Net earnings per diluted share (EPS) of $1.83, up 26%; return on stockholders’ equity (ROE) of 21.2%

Adjusted operating EPS of $1.74, up 19%; adjusted net operating income return on adjusted stockholders’ equity (ROAE) of 20.3%

Declared dividend of $0.34 per share, payable on June 14, 2019

Duluth, GA, May 7, 2019 – Primerica, Inc. (NYSE: PRI) today announced financial results for the quarter ended March 31, 2019. Total revenues of $495.0 million increased 8% compared to the first quarter of 2018.  Net income of $79.2 million increased 20%, while earnings per diluted share of $1.83 increased 26% compared to the same quarter last year.  ROE increased from 18.5% during the first quarter of 2018 to 21.2% during the current quarter.

Adjusted operating revenues were $490.0 million, increasing 6% compared to the first quarter of 2018. Adjusted net operating income of $75.3 million increased 14%, while adjusted operating earnings per diluted share of $1.74 increased 19% compared to the same quarter last year.  ROAE increased from 19.0% during the first quarter of 2018 to 20.3% during the current quarter.

Results for the quarter reflect the financial stability of the Company’s Term Life segment, including an 11% increase in adjusted direct premiums.  Persistency during the first quarter of 2019 was generally consistent with the prior year’s first quarter and claims experience was in line with historical trends.  Market volatility early in the year resulted in a slower start in the Investment and Savings Products (ISP) segment, however, client asset values rebounded in late January and average client asset values declined less than half a percent compared to the first quarter of 2018.  Demand for investment products, most notably variable annuities, was robust through the last two months of the quarter and total product sales of $1.8 billion were only 1% below a very strong first quarter in 2018.  Insurance and other operating expenses increased 5% due to business growth and incremental investments.  The pace of investments is expected to increase as 2019 unfolds.  The Company repurchased nearly $54 million of common stock during the quarter and is on track to achieve its $225 million repurchase target for the year.

“Our quarterly financial results reflect the strength and durability of our model with revenue growth of 8% and earnings per share growth of 26%, despite weaker sales than in the prior year period,” said Glenn Williams, Chief Executive Officer. “The need for financial security in middle-income families has never been greater and few companies possess the distribution breadth to assist this population demographic the way we do here at Primerica.”

First Quarter Distribution & Segment Results

Distribution Results
	Q1 2019	Q1 2018	% Change
Life Licensed Sales Force (1)	129,821	127,182	2%
Recruits	63,223	76,230	(17)%
New Life-Licensed Representatives	10,065	11,730	(14)%
Life Insurance Policies Issued	64,242	70,821	(9)%
Life Productivity (2)	0.16	0.19	*
ISP Product Sales ($ billions)	$1.76	$1.78	(1)%
Average Client Asset Values ($ billions)	$61.45	$61.70	*

(1)	End of period
(2)	Life productivity equals policies issued divided by the average number of life insurance licensed representatives per month

*     Not calculated or less than 1%

Segment Results
	Q1 2019	Q1 2018	% Change
	($ in thousands)
Adjusted Operating Revenues: (1)
Term Life Insurance	$296,843	$270,309	10%
Investment and Savings Products	162,671	162,041	*
Corporate and Other Distributed Products	30,479	30,517	*
Total adjusted operating revenues (1)	$489,993	$462,867	6%

Adjusted Operating Income (loss) before income taxes:(1)
Term Life Insurance	$70,339	$59,621	18%
Investment and Savings Products	42,683	39,984	7%
Corporate and Other Distributed Products	(15,648)	(13,698)	14%
Total adjusted operating income before income taxes (1)	$97,374	$85,907	13%

(1)	See the Non-GAAP Financial Measures section and the segment Operating Results Reconciliations at the end of this release for additional information.

*     Less than 1%

Life Insurance Licensed Sales Force and Distribution Trends

As of March 31, 2019, the life insurance licensed sales force totaled 129,821 and was down slightly from December 31, 2018.  The decrease in the size of the sales force reflected the impact of fewer individuals recruited over the last few quarters, which in turn resulted in a lower number of new life insurance licenses.  After several years of exceptional growth, momentum in recruiting, licensing and term life sales began to slow in 2018 and this trend has continued into the first quarter.  During the first quarter of 2019, approximately 64,000 term life insurance policies were issued, which represented a decline of 9% compared to the first quarter of 2018.  Productivity for the quarter was 0.16 policies per life insurance licensed representative per month, below the Company’s historical range of 0.18 to 0.22.  Management has confidence in its ability to rebuild momentum and the biennial convention in June provides an excellent opportunity for the leadership team to reenergize the sales force.

The ISP segment posted solid quarterly results with net new client inflows of $227 million, led by a 31% increase in sales of variable annuities year-over-year and strong demand for managed accounts, which ended the quarter up 19% to $3.3 billion in client account asset values.

Segment Results

Term Life Insurance

Operating revenues of $296.8 million during the first quarter increased 10% compared to the first quarter of 2018 due to an 11% growth in adjusted direct premiums.  Persistency was generally in line with the first quarter of 2018, while claims, which are typically higher in the first quarter, improved by approximately $2 million due to unfavorable claims experience in the prior year’s first quarter.  Income before income taxes was $70.3 million, an increase of 18% year-over-year.

Investment and Savings Products

Operating revenues of $162.7 million were relatively unchanged compared to the same quarter in 2018, while income before income taxes of $42.7 million increased 7% year-over-year.  ISP product sales and average client asset values were both negatively impacted by market volatility early in the quarter, although trends improved as the quarter progressed.  The continued mix-shift toward annuity sales, which generally have higher sales-based fees, led to a 4% growth in sales-based revenues.  Ending client asset values increased 5% compared to the first quarter of 2018, however, average client asset values declined slightly, resulting in a decrease in asset-based revenues.   Account-based revenues declined due to the closure of Freedom portfolio accounts, which we stopped selling at the end of 2017, and the loss of associated recordkeeping and custodial fees.  Sales and asset-based commission expenses were generally consistent with the associated revenues.  Canadian segregated fund DAC amortization was $3 million lower than the prior year, primarily reflecting positive market performance in the first quarter of 2019.

Net Investment Income

An increase in the size of the invested assets portfolio compared to the same quarter in 2018 contributed approximately $1.6 million to investment income.  The effective book yield of assets that matured during the current quarter was largely consistent with the yield on new purchases, however, for the remainder of 2019, the Company expects the book yield of maturities to be higher than current interest rates.

Taxes

In the first quarter of 2019, the GAAP effective income tax rate was 22.7% compared to 20.8% during the first quarter of 2018.  The prior period tax rate included a benefit of $1.8 million associated with the Tax Cuts and Jobs Act of 2017, which reduced the tax effective rate by 2.1%.

Capital

During the first quarter of 2019, the Company repurchased 473,138 shares of common stock with a value of $53.6 million.  The Board of Directors has approved a dividend of $0.34 per share, payable on June 14, 2019, to stockholders of record on May 22, 2019.

Primerica has a strong balance sheet and continues to be well-capitalized to meet future needs.  Primerica Life Insurance Company’s statutory risk-based capital (RBC) ratio was estimated to be approximately 460% as of March 31, 2019.

Non-GAAP Financial Measures

We report financial results in accordance with U.S. generally accepted accounting principles (GAAP).  We also present adjusted direct premiums, other ceded premiums, adjusted operating revenues, adjusted operating income before income taxes, adjusted net operating income, adjusted stockholders’ equity and diluted adjusted operating earnings per share.  Adjusted direct premiums and other ceded premiums are net of amounts ceded under coinsurance transactions that were executed concurrent with our initial public offering (IPO coinsurance transactions) for all periods presented.  We exclude amounts ceded under the IPO coinsurance transactions in measuring adjusted direct premiums and other ceded premiums to present meaningful comparisons of the actual premiums economically maintained by the Company. Amounts ceded under the IPO coinsurance transactions will continue to decline over time as policies terminate within this block of business.  Adjusted operating revenues, adjusted operating income before income taxes, adjusted net operating income, and diluted adjusted operating earnings per share exclude the impact of realized investment gains (losses) and fair value mark-to-market (MTM) investment adjustments, including other-than-temporary impairments (OTTI), for all periods presented.  We exclude realized investment gains (losses) and MTM investment adjustments in measuring these non-GAAP financial measures to eliminate period-over-period fluctuations that may obscure comparisons of operating results due to items such as the timing of recognizing gains (losses) and market pricing variations prior to an invested asset's maturity or sale that are not directly associated with the Company's insurance operations.  In 2018, we excluded from adjusted net operating income and diluted adjusted operating earnings per share the one-time transition impact of adjustments made to finalize the provisional amounts recognized from the enactment of the Tax Cuts and Jobs Act of 2017 (tax reform) in order to present meaningful and useful period-over-period comparisons that could be distorted by the historically infrequent tax law change.  Adjusted stockholders' equity excludes the impact of net unrealized investment gains (losses) recorded in accumulated other comprehensive income (loss) for all periods presented.  We exclude unrealized investment gains (losses) in measuring adjusted stockholders' equity as unrealized gains (losses) from the Company's available-for-sale securities are largely caused by market movements in interest rates and credit spreads that do not necessarily correlate with the cash flows we will ultimately realize when an available-for-sale security matures or is sold.

The definitions of these non-GAAP financial measures may differ from the definitions of similar measures used by other companies.  Management uses these non-GAAP financial measures in making financial, operating and planning decisions and in evaluating the Company’s performance.  Furthermore, management believes that these non-GAAP financial measures may provide users with additional meaningful comparisons between current results and results of prior periods as they are expected to be reflective of the core ongoing business.  These measures have limitations, and investors should not consider them in isolation or as a substitute for analysis of the Company’s results as reported under GAAP.  Reconciliations of GAAP to non-GAAP financial measures are attached to this release.

Earnings Webcast Information

Primerica will hold a webcast Wednesday, May 8, 2019 at 10:00 am EST, to discuss the quarter’s results.  To access the webcast go to http://investors.primerica.com at least 15 minutes prior to the event to register, download and install any necessary software.  A replay of the call will be available for approximately 30 days on Primerica’s website, http://investors.primerica.com.  This release and a detailed financial supplement will be posted on Primerica’s website.

Forward-Looking Statements

Except for historical information contained in this press release, the statements in this release are forward-looking and made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements contain known and unknown risks and uncertainties that may cause our actual results in future periods to differ materially from anticipated or projected results. Those risks and uncertainties include, among others, our failure to continue to attract and license new recruits, retain sales representatives or license or maintain the licensing of  sales representatives; new laws or regulations that affect our distribution model; changes to the independent contractor status of sales representatives; our or sales representatives’ violation of or non-compliance with laws and regulations or the failure to protect the confidentiality of client information; differences between our actual experience and our expectations regarding mortality, persistency, expenses and interests rates as reflected in the pricing for our insurance policies; the occurrence of a catastrophic event; changes in federal,  state and provincial legislation or regulation that affects our insurance and investment product businesses; our failure to meet regulatory capital ratios  or other minimum capital and surplus requirements; a downgrade or potential downgrade in our insurance subsidiaries’ financial strength ratings or our senior debt ratings; inadequate or unaffordable reinsurance or the failure of our reinsurers to perform their obligations; the failure of our investment products to remain competitive with other investment options or the change to investment and savings products offered by key providers in a way that is not beneficial to our business; fluctuations in the performance of client assets under management; legal and regulatory investigations and actions concerning us or sales representatives; heightened standards of conduct or more stringent licensing requirements for sales representatives; inadequate policies and procedures regarding suitability review of client transactions; the failure of, or legal challenges to, the support tools we provide to sales force; the failure of our information technology systems, breach of our information security or failure of our business continuity plan; the effects of credit deterioration and interest rate fluctuations on our invested asset portfolio; incorrectly valuing our investments; the inability of our subsidiaries to pay dividends or make distributions; our inability to generate and maintain a sufficient amount of working capital; our non-compliance with the covenants of our senior unsecured debt; the loss of key personnel; and fluctuations in the market price of our common stock or  Canadian currency exchange rates. These and other risks and uncertainties affecting us are more fully described in our filings with the Securities and Exchange Commission, which are available in the "Investor Relations" section of our website at http://investors.primerica.com. Primerica assumes no duty to update its forward-looking statements as of any future date.

About Primerica, Inc.

Primerica, Inc., headquartered in Duluth, GA, provides financial services to middle-income households in North America. Primerica licensed representatives educate their clients about how to better prepare for a more secure financial future by assessing their needs and providing appropriate solutions through term life insurance, mutual funds, annuities and other financial products. Primerica insured approximately 5 million lives and had over 2 million client investment accounts at December 31, 2018. Primerica, through its insurance company subsidiaries, was the #2 issuer of Term Life insurance coverage in North America in 2017.  Primerica stock is included in the S&P MidCap 400 and the Russell 2000 stock indices and is traded on The New York Stock Exchange under the symbol “PRI”.

Investor Contact:

Nicole Russell

470-564-6663
Email: investorrelations@primerica.com

Media Contact:

Keith Hancock

470-564-6328

Email: Keith.Hancock@Primerica.com

PRIMERICA, INC. AND SUBSIDIARIES
Condensed Consolidated Balance Sheets

	(Unaudited)
	March 31, 2019	December 31, 2018
	(In thousands)
Assets
Investments:
Fixed-maturity securities available-for-sale, at fair value	$2,088,702	$2,069,635
Fixed-maturity security held-to-maturity, at amortized cost	1,036,110	970,390
Short-term investments available-for-sale, at fair value	8,230	8,171
Equity securities, at fair value	37,848	37,679
Trading securities, at fair value	26,556	13,610
Policy loans	30,783	31,501
Total investments	3,228,229	3,130,986
Cash and cash equivalents	279,626	262,138
Accrued investment income	18,450	17,057
Reinsurance recoverables	4,202,903	4,141,569
Deferred policy acquisition costs, net	2,181,741	2,133,920
Agent balances, due premiums and other receivables [1]	226,061	215,139
Intangible assets, net	47,260	48,111
Income taxes	62,252	59,336
Operating lease right-of-use assets	50,506	-
Other assets [1]	410,841	391,291
Separate account assets	2,368,760	2,195,501
Total assets	$13,076,629	$12,595,048

Liabilities and Stockholders' Equity
Liabilities:
Future policy benefits	$6,240,864	$6,168,157
Unearned and advance premiums	17,341	15,587
Policy claims and other benefits payable	308,422	313,862
Other policyholders' funds	377,360	370,644
Notes payable	373,755	373,661
Surplus note	1,035,421	969,685
Income taxes	206,180	187,104
Operating lease liabilities	56,712	-
Other liabilities	505,514	486,772
Payable under securities lending	64,914	52,562
Separate account liabilities	2,368,760	2,195,501
Total liabilities	11,555,243	11,133,535

Stockholders' equity:
Common stock	424	427
Paid-in capital	-	-
Retained earnings	1,506,943	1,489,520
Accumulated other comprehensive income (loss), net of income tax	14,019	(28,434)
Total stockholders' equity	1,521,386	1,461,513
Total liabilities and stockholders' equity	$13,076,629	$12,595,048

(1)

Certain reclassifications have been made to the December 31, 2018 amounts to conform to current-period reporting classifications.  These reclassifications had no impact on net income or total stockholders’ equity.

PRIMERICA, INC. AND SUBSIDIARIES
Condensed Consolidated Statements of Income
(Unaudited)

	Three months ended March 31,
	2019	2018
	(In thousands, except per-share amounts)
Revenues:
Direct premiums	$677,286	$656,087
Ceded premiums	(389,795)	(394,249)
Net premiums	287,491	261,838
Commissions and fees	167,315	166,827
Net investment income	24,111	19,017
Realized investment gains (losses), including OTTI	2,847	(1,656)
Other, net	13,223	13,897
Total revenues	494,987	459,923

Benefits and expenses:
Benefits and claims	122,284	116,890
Amortization of deferred policy acquisition costs	64,628	60,165
Sales commissions	83,799	82,519
Insurance expenses	43,402	41,109
Insurance commissions	5,619	5,877
Interest expense	7,180	7,173
Other operating expenses	65,707	63,227
Total benefits and expenses	392,619	376,960
Income before income taxes	102,368	82,963
Income taxes	23,203	17,248
Net income	$79,165	$65,715

Earnings per share:
Basic earnings per share	$1.84	$1.46
Diluted earnings per share	$1.83	$1.46

Weighted-average shares used in computing earnings per share:
Basic	42,824	44,740
Diluted	42,942	44,855

PRIMERICA, INC. AND SUBSIDIARIES
Consolidated Adjusted Operating Results Reconciliation
(Unaudited – in thousands, except per share amounts)

	Three months ended March 31,
	2019	2018	% Change
Total revenues	$494,987	$459,923	8%
Less: Realized investment gains (losses), including OTTI	2,847	(1,656)
Less: 10% deposit asset MTM included in net investment income (NII)	2,147	(1,288)
Adjusted operating revenues	$489,993	$462,867	6%

Income before income taxes	$102,368	$82,963	23%
Less: Realized investment gains (losses), including OTTI	2,847	(1,656)
Less: 10% deposit asset MTM included in NII	2,147	(1,288)
Adjusted operating income before income taxes	$97,374	$85,907	13%

Net income	$79,165	$65,715	20%
Less: Realized investment gains (losses), including OTTI	2,847	(1,656)
Less: 10% deposit asset MTM included in NII	2,147	(1,288)
Less: Tax impact of preceding items	(1,132)	675
Less: Transition impact of tax reform	-	1,768
Adjusted net operating income	$75,303	$66,216	14%

Diluted earnings per share (1)	$1.83	$1.46	26%
Less: Net after-tax impact of operating adjustments	0.09	(0.01)
Diluted adjusted operating earnings per share (1)	$1.74	$1.47	19%

(1)	Percentage change in earnings per share is calculated prior to rounding per share amounts.

TERM LIFE INSURANCE SEGMENT
Adjusted Premiums Reconciliation
(Unaudited – in thousands)

	Three months ended March 31,
	2019	2018
Direct premiums	$670,755	$649,366
Less: Premiums ceded to IPO coinsurers	276,150	294,301
Adjusted direct premiums	$394,605	$355,065

Ceded premiums	$(388,100)	$(392,561)
Less: Premiums ceded to IPO coinsurers	(276,150)	(294,301)
Other ceded premiums	$(111,950)	$(98,260)

Net premiums	$282,655	$256,805

CORPORATE AND OTHER DISTRIBUTED PRODUCTS SEGMENT
Adjusted Operating Results Reconciliation
(Unaudited – in thousands)

	Three months ended March 31,
	2019	2018
Total revenues	$35,473	$27,573
Less: Realized investment gains (losses), including OTTI	2,847	(1,656)
Less: 10% deposit asset MTM included in NII	2,147	(1,288)
Adjusted operating revenues	$30,479	$30,517

Loss before income taxes	$(10,654)	$(16,642)
Less: Realized investment gains (losses), including OTTI	2,847	(1,656)
Less: 10% deposit asset MTM included in NII	2,147	(1,288)
Adjusted operating loss before income taxes	$(15,648)	$(13,698)

PRIMERICA, INC. AND SUBSIDIARIES
Adjusted Stockholders' Equity Reconciliation
(Unaudited – in thousands)

	March 31, 2019	December 31, 2018
Stockholders' equity	$1,521,387	$1,461,513
Less: Unrealized net investment gains (losses) recorded in stockholders' equity, net of income tax	28,916	(7,370)
Adjusted stockholders' equity	$1,492,471	$1,468,883